UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement[1]

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Myriad Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL MATERIAL FOR PROXY STATEMENT DATED OCTOBER 12, 2010

Explanatory Note:

This document should be read together with the definitive proxy statement of Myriad Genetics, Inc. (the “Company”) filed with the Securities and Exchange Commission on October 12, 2010 in connection with the Company’s Annual Meeting of Stockholders to be held at 9:00 a.m. MST on Friday, December 3, 2010, at the Company’s offices at 320 Wakara Way, Salt Lake City, Utah. The purpose of this filing is to correct the biographical information of Heiner Dreismann, Ph.D., a nominee for director at the Annual Meeting, appearing on page 11 of the proxy statement. In the proxy statement, Dr. Dreismann’s business experience as Interim CEO of GeneNews Limited and CEO of Vectrant Technologies, Inc. was inadvertently omitted, as was the fact that Dr. Dreismann no longer serves as a director of Nanogen, Inc. The corrected biographical information is set forth below:

Heiner Dreismann, Ph.D., a Director of Myriad since June 2010, had a successful career at the Roche Group from 1985 to 2006, where he held several senior positions, including President and CEO of Roche Molecular Systems, Head of Global Business Development for Roche Diagnostics and Member of Roche’s Global Diagnostic Executive Committee. From 2006 to 2009, Dr. Dreismann served as the CEO of Vectrant Technologies, Inc., and since 2008 has been serving as the Interim CEO for GeneNews Limited. Dr. Dreismann currently serves on the Board of Directors of Shrink Nanotechnologies, Inc., GeneNews Limited, and Med BioGene, Inc., and has held a directorship during the past five years at Nanogen, Inc. He earned a master of science degree in biology and his doctor of philosophy degree in microbiology/molecular biology (summa cum laude) from Westfaelische Wilhelms University (The University of Münster) in Germany.